Exhibit 99.3

Morgan Stanley & Co. Limited Registered in England and Wales, Number 2164628. Authorised and regulated by the Financial Services Authority	Citigroup Global Markets Limited Registered in England, Number 1763297. Authorised and regulated by the Financial Services Authority

Registered office: 25 Cabot Square Canary Wharf London E14 4QA United Kingdom	Registered office: Citigroup Centre Canada Square Canary Wharf London E14 5LB United Kingdom

21 May 2012

The Directors

Eaton Corporation

Eaton Centre

Cleveland, Ohio 44114-2584

USA

Attention: Alexander M. Cutler, Chairman and

Chief Executive Officer; President

Dear Sirs

Proposed Acquisition of Cooper Industries plc (“Cooper”) by Eaton Corporation (“Eaton”)

Citigroup Global Markets Limited and Morgan Stanley & Co. Limited (together, “we”) refer to the statement of estimated pre-tax operating synergies and global cash management and resultant tax benefits, the bases of preparation thereof and the notes thereto (the “Statement”) made by Eaton set out in Section 7 and Appendix I of the Rule 2.5 Announcement (the “Document”) dated 21 May 2012, for which the Directors of Eaton are solely responsible.

We have discussed the Statement (including the assumptions and sources of information referred to therein) with the Directors of Eaton who have developed the underlying plans.

The Statement is subject to uncertainty as described in Appendix I of the Document and our work did not involve any independent examination of any of the financial or other information underlying the Statement.

We have relied upon the accuracy and completeness of all the financial and other information discussed or reviewed by us and have assumed such accuracy and completeness for the purposes of rendering this letter. In giving the confirmation set out in this letter, we have reviewed the work carried out by Ernst & Young LLP and have discussed with them the conclusions stated in their report dated 21 May 2012 addressed to yourselves and ourselves in this matter.

We do not express any opinion as to the achievability of the merger benefits identified by the Directors of Eaton in the Statement.

This letter is provided solely to the Directors of Eaton in connection with Rule 19.3(b)(ii) of the Irish Takeover Panel Act, 1997, Takeover Rules 2007, as amended and for no other purpose. We accept no responsibility to Cooper or its or Eaton’s shareholders or any other person, other than the Directors of Eaton, in respect of the contents of, or any matter arising out of or in connection with, this letter or the work undertaken in connection with this letter.

On the basis of the foregoing, each of us considers that the Statement, for which the Directors of Eaton are solely responsible, has been made with due care and consideration in the form and context in which it is made.

Yours faithfully,

/s/ Colm Donlon Colm Donlon Managing Director For and on behalf of Morgan Stanley & Co. Limited	/s/ Basil Geoghegan Basil Geoghegan Managing Director For and on behalf of Citigroup Global Markets Limited